Exhibit 99.1
Lumine Group Completes Acquisition of Synchronoss Technologies

Bridgewater, NJ – February 13, 2026 – Synchronoss Technologies, Inc. (Nasdaq: SNCR) (“Synchronoss” or the “Company”), a global leader and innovator in Personal Cloud platforms, today announced the completion of its acquisition by Lumine Group Inc. (“Lumine Group”), a global buy-and-hold forever acquirer of communications and media software businesses, through one of its wholly-owned subsidiaries in an all-cash transaction that values the Company at an implied equity value of approximately $116.4 million and an enterprise value of approximately $258.4 million. With the completion of the acquisition, Synchronoss’s common stock will cease trading and the Company will no longer be listed on the Nasdaq Stock Market.

Synchronoss stockholders voted to approve the transaction at the Company’s Special Meeting of Stockholders on February 12, 2026.

Advisors
TD Cowen served as exclusive financial advisor and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP served as legal advisor to the Company. Goodwin Procter LLP served as legal advisor to Lumine Group.

About Synchronoss
Synchronoss Technologies, Inc. (Nasdaq: SNCR), a global leader in personal Cloud solutions, empowers service providers to establish secure and meaningful connections with their subscribers. Synchronoss’ SaaS Cloud platform simplifies onboarding processes and fosters subscriber engagement, resulting in enhanced revenue streams, reduced expenses, and faster time-to-market. Millions of subscribers trust Synchronoss to safeguard their most cherished memories and important digital content. Explore how our Cloud-focused solutions redefine the way you connect with your digital world at www.synchronoss.com.

About Lumine Group
Lumine Group (TSXV: LMN) acquires, strengthens, and grows vertical market software businesses in the Communications and Media industry. Learn more at www.luminegroup.com.

For Synchronoss
Press Contact
Springboard
Domenick Cilea, President
Domenick.cilea@SpringBoardPR.com

Investor Relations Contact
ICR Inc
Ryan Gardella, Senior Vice President
Ryan.Gardella@icrinc.com

For Lumine Group
Lumine Group Media Relations Contact
Erini Andriopoulos
Director of Marketing, Lumine Group
erini.andriopoulos@luminegroup.com